HSBC BANK USA, NATIONAL ASSOCIATION

AND

LUMINESCENT SYSTEMS, INC.

LETTER OF CREDIT
REIMBURSEMENT AGREEMENT

Dated as of April 1, 2007

$6,000,000
Erie County Industrial Development Agency
Variable Rate Demand Industrial Development Revenue Bonds
(Luminescent Systems, Inc. Project - Letter of Credit Secured)
Series 2007

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6.15	Fiscal Year	9
6.16	Securities	9
6.17	Anti-Terrorism Laws	10

SECTION 7.	AFFIRMATIVE COVENANTS	10
7.1	Certain Agreements	10
7.2	Reporting Requirements	11
7.3	Taxes	12
7.4	Insurance	12
7.5	Existence; Conduct of Business	12
7.6	Maintenance of Properties; Books and Records	12
7.7	Compliance with Law	13
7.8	Litigation	13
7.9	Judgments	13
7.10	Notice	13
7.11	Pension Default	14
7.12	Inspections	14
7.13	Environmental Compliance	14
7.14	Equity Contribution	14
7.15	Other Acts	14

SECTION 8.	NEGATIVE COVENANTS	15
8.1	Bond Documents	15
8.2	Borrowed Money	15
8.3	Encumbrances	15
8.4	Guaranties	16
8.5	Sale of Assets	16
8.6	Investments and Loans	16
8.7	Merger	16
8.8	Disposal of Hazardous Substances	16
8.9	Change Fiscal Year	16

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES.	17
9.1	Events	17
9.2	Remedies	19

SECTION 10.	MISCELLANEOUS	20
10.1	Entire Agreement; Amendments	20
10.2	Additional Bonds	20
10.3	Delays and Omissions	20
10.4	Notices	20
10.5	Governing Laws	21
10.6	Term	21
10.7	Joint and Several	21
10.8	Counterparts	21

SECTION 11.	INDEMNIFICATION	21

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SECTION 12.	LIMITATION OF LIABILITY	22

SECTION 13.	JURY TRIAL WAIVER	22

SECTION 14.	CONSENT TO JURISDICTION	22

EXHIBIT A	LETTER OF CREDIT
EXHIBIT B	COMPLIANCE CERTIFICATE

SCHEDULE 1	DEFINITIONS
SCHEDULE 2	PENSION PLANS
SCHEDULE 3	LIABILITIES
SCHEDULE 4	PERMITTED ENCUMBRANCES

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LETTER OF CREDIT REIMBURSEMENT AGREEMENT

THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT (“Letter of Credit Reimbursement Agreement”) dated as of April 1, 2007 is between HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America (“Bank”), and LUMINESCENT SYSTEMS, INC., a business corporation organized under the laws of the State of New York, having an office at 130 Commerce Way, East Aurora, New York 14052 (“Applicant”).

RECITALS

The Applicant has requested the Agency to issue its Variable Rate Demand Industrial Development Revenue Bonds (Luminescent Systems, Inc. Project - Letter of Credit Secured) Series 2007 (collectively, “Bonds”) to finance a portion of the costs of the Project. As a condition precedent to the issuance and sale of the Bonds, the Applicant has requested the Bank to issue its irrevocable direct pay letter of credit in accordance with the terms and conditions of this Letter of Credit Reimbursement Agreement.

SECTION 1.   DEFINITIONS.

1.1  Defined Terms. Terms used and not otherwise defined in this Letter of Credit Reimbursement Agreement are defined in Schedule 1 annexed hereto and shall have the meanings specified therein or in the Indenture or the Letter of Credit unless the context otherwise requires.

1.2  Accounting Terms. Each accounting term not defined in Schedule 1 annexed hereto, and each accounting term partly defined therein to the extent not defined, shall have the meaning given to it under generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.6 hereof.

SECTION 2.   APPLICATION.

The Applicant hereby applies to the Bank and requests the Bank to issue, execute and deliver on the date of the issuance of the Bonds to the Trustee for its account an Irrevocable Direct Pay Letter of Credit in substantially the form attached hereto as Exhibit A (“Letter of Credit”). The initial term of the Letter of Credit shall be approximately ten (10) years. The Applicant may request the Bank to extend the expiration date of the Letter of Credit with respect to any period following such initial term, which request the Bank may approve, reject or condition, in its sole and absolute discretion. In the event that the Bank agrees, in its sole and absolute discretion, to extend the expiration date of the Letter of Credit, each of the terms, covenants and conditions of this Letter of Credit Reimbursement Agreement shall apply to each such extension, absent written agreement to the contrary.

SECTION 3.   REIMBURSEMENT AND OTHER PAYMENTS.

The Applicant hereby agrees to pay the Bank (collectively, “Indebtedness”):

3.1  Letter of Credit Draws. A sum equal to any and all amounts which are drawn under the Letter of Credit, payable (a) with respect to each portion of the total Indebtedness resulting from a Bond Purchase Drawing - Principal (as defined in the Letter of Credit) on the earliest of (i) the stated expiration of the Letter of Credit, (ii) any earlier date on which the Bank, pursuant to Section 9.2 hereof, has declared such Indebtedness or portion thereof to be immediately due and payable, or (iii) any earlier date on which such Indebtedness or portion thereof is subject to prepayment pursuant to Sections 4.2 or 4.3 hereof, and (b) with respect to all other draws on the Letter of Credit, on the same Business Day on which the Bank honors any Bond Purchase Drawing - Interest, Interest Drawing or Principal Drawing (as those terms are defined in the Letter of Credit).

3.2  Letter of Credit Fees. A sum equal to (a) the Bank’s reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit, which shall be payable upon demand, and (b) a letter of credit fee computed from the date of issuance of the Letter of Credit at the rate of seven-tenths of one percent (0.70%) per annum of the Stated Amount (as defined in the Letter of Credit), payable in advance for a one-year period on the date of the issuance of the Letter of Credit and annually in advance on each anniversary of such date while the Letter of Credit remains in existence, which fee shall be fully earned upon payment thereof and shall be non-refundable (“Letter of Credit Fee”). Such Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed and is subject to adjustment as provided in Section 9.2(v). Upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), the Letter of Credit Fee shall be increased to two percent (2%) per annum of the Stated Amount, payable as aforesaid.

3.3  Interest. Interest on Indebtedness (a) with respect to any Bond Purchase Drawing from the date such Indebtedness is incurred until payment (unless such Indebtedness is paid to the Bank on the same Business Day as incurred, in which case no interest is payable) at a rate per annum equal to the Bank’s Prime Rate, payable when and as interest is due and payable on the Bonds, and (b) with respect to all other Indebtedness from the date such Indebtedness is incurred (unless such Indebtedness is paid to the Bank on the same Business Day as incurred, in which case no interest is payable) at a per annum rate equal to the Bank’s Prime Rate plus two percent (2%), payable on demand.

3.4  Expenses. Any and all out-of-pocket costs and expenses reasonably incurred by or on behalf of the Bank in connection with the preparation, negotiation, administration or enforcement of this Letter of Credit Reimbursement Agreement, the Letter of Credit, the Bond Documents and the Collateral Documents, any sale or other disposition of the collateral granted to the Bank pursuant to the Collateral Documents, and any consent or action requested or necessitated by the Applicant, the Agency, the Trustee or any other party in connection with the subject transaction, including, without limitation, reasonable attorneys’ fees and disbursements, title examination and insurance fees, UCC search fees, appraisal, inspecting engineer, environmental report and survey costs, mortgage taxes, and recording and filing fees, all payable on demand.

3.5  Additional Costs. If any law, regulation, guideline or change in any law or regulation or in the interpretation thereof or any ruling, decree, judgment or recommendation by any regulatory body, court or any administrative or governmental authority charged or claiming to be charged with the administration thereof, shall either (i) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates any reserve requirement based upon the deeming of letters of credit to be deposits held by the Bank, special deposit requirement, insurance assessment or similar costs or requirements against or affecting letters of credit issued or to be issued hereunder or (ii) subject the Bank or any of its affiliates to any tax (other than taxes based on the overall net income of the Bank), charge, fee, deduction, withholding or similar costs of any kind whatsoever or (iii) impose any condition upon or cause in any manner the addition of any supplement to or increase of any kind to the Bank’s or an affiliate’s capital or cost base for issuing such letters of credit which results in an increase in the capital requirement supporting such letters of credit or (iv) impose upon, modify, require, make or deem applicable to the Bank or any of its affiliates any capital requirement, increased capital requirement or similar requirement such as the deeming of such letters of credit to be assets held by the Bank or any of its affiliates for capital calculation or other purposes, and the result of any events referred to in (i), (ii), (iii) or (iv) above shall be to increase the costs or decrease the benefit in any way to the Bank or any affiliate of issuing, maintaining or participating in such letters of credit, then the Applicant shall, thirty (30) days after the mailing of written notice of such increased costs or decreased benefits or both to the Applicant by the Bank, pay to the Bank all such additional amounts which in the Bank’s sole good faith calculation, as allocated to such letters of credit,

(a)  in the case of events referred to in (i) and (ii) above, shall be sufficient to compensate the Bank for all such increased costs, decreased benefits or both, and/or

(b)  in the case of events referred to in (iii) and (iv) above, shall be an amount as the Bank shall reasonably determine is necessary to compensate the Bank for any decreased benefit caused by such events.

For any amounts arising under (a) and (b) above, the Bank shall deliver to the Applicant a certificate as to such increased costs or decreased benefit incurred or suffered by the Bank as a result of such event or events, setting forth in reasonable detail the basis therefor and the manner of calculation thereof, as soon as practicable after the Bank becomes aware of such event or events, which certificate shall be conclusive, absent manifest error, as to any amounts set forth therein. In determining such amounts, the Bank may use any reasonable averaging and attribution methods.

3.6  Other Amounts. All amounts due to the Bank pursuant to any of the Bond Documents, Collateral Documents or SWAP Documents, payable as provided for therein.

3.7  Form of Payments. All payments under this Letter of Credit Reimbursement Agreement shall be in lawful currency of the United States and in immediately available funds at the Bank’s office at One HSBC Center, Buffalo, New York 14203 (or such other office or address as Bank shall direct), with interest calculated on the basis of a 360-day year for the actual number of days elapsed, which will result in a higher effective annual rate.

SECTION 4.   INTEREST PAYMENTS AND PREPAYMENTS.

4.1  Interest Payments. Whenever a payment of interest is due pursuant to Section 3.3 on Indebtedness with respect to a Bond Purchase Drawing - Principal, the Applicant shall be deemed to have made such payment in full so long as the payment of interest due on the Bonds held pursuant to the pledge created pursuant to the Pledge Agreement has been made and received by the Bank on a timely basis, and the Applicant has paid to the Bank the difference between the interest payable pursuant to Section 3.3 and the interest received by the Bank on such Bonds.

4.2  Mandatory Prepayments. On each and every date on which principal is payable, whether by means of a redemption pursuant to Section 3.1 of the Indenture or otherwise, on any Bonds pledged to the Bank pursuant to the Pledge Agreement in connection with Bond Purchase Drawings, the Applicant will prepay Indebtedness in an amount equal to the total of such principal due and payable on such Bonds, together with accrued interest to the date of such prepayment. The Bank shall release to the Applicant or its designee from the security interest created under the Pledge Agreement a principal amount of Bonds equal to the amount of such prepayment and deliver such Bonds or, if the Bonds are in book-entry form, cause the beneficial ownership of such Bonds to be reflected in the records of DTC or other designated securities depository, pursuant to the instructions of the Applicant.

4.3  Optional Prepayments. Indebtedness payable pursuant to Section 3.1(a) hereof, and interest thereon, arising from Bond Purchase Drawings may be prepaid by the Applicant or its designee at any time on three (3) Business Days’ notice to the Bank stating the amount to be prepaid (which shall be $100,000 or increments of $5,000 in excess thereof ) upon payment of immediately available funds to the Bank of the amount to be prepaid, together with accrued interest to the date of such prepayment on the amount to be prepaid. The Bank shall release to the Applicant or its designee from the security interest created under the Pledge Agreement a principal amount of Bonds equal to the amount of such prepayment and deliver such Bonds or, if the Bonds are in book-entry form, cause the beneficial ownership of such Bonds to be reflected in the records of DTC or other designated securities depository, pursuant to the instructions of the Applicant.

SECTION 5.   CONDITIONS.

The Bank’s agreement to issue the Letter of Credit shall be effective only upon the fulfillment of the following conditions precedent:

5.1  Corporate Action. The Applicant shall have taken all necessary and appropriate corporate action and the Board of Directors of the Applicant shall have authorized the execution and delivery of this Letter of Credit Reimbursement Agreement, the form and content of the Letter of Credit, the Bond Documents, the Collateral Documents and the taking of all action required of the Applicant by this Letter of Credit Reimbursement Agreement; and the Applicant shall have furnished to the Bank certified copies of such corporate action and such other corporate documents as the Bank shall reasonably request.

5.2  Bond Documents. The Applicant shall have executed and delivered to the Bank the Bond Documents to which the Applicant is a party, all in form and content satisfactory to the Bank.

5.3  Collateral Documents. The Applicant shall have executed and delivered to the Bank the Collateral Documents in form and content satisfactory to the Bank.

5.4  Opinions. Counsel to the Applicant and the Guarantor shall have executed and delivered to the Bank a favorable opinion in form and content satisfactory to the Bank and its counsel as to such matters as the Bank may reasonably request.

5.5  Other. The Applicant shall have delivered to the Bank such other documents, instruments and approvals as the Bank may reasonably request, including, but not limited to:

(a)
Evidence of insurance policies in amounts and form and with insurers acceptable to the Bank, including (i) Extended coverage casualty insurance in the form of a “Builder’s Risk” nonreporting policy in an amount to be determined by the Bank as the insurable value of the improvements to the Premises, with a New York Mortgagee endorsement or its equivalent, naming the Bank as mortgagee and loss payee, without subjecting the mortgagee to defenses which may be available against the Applicant and providing for mandatory 30-day notice to the Bank of cancellation; (ii) Public liability and property damage insurance in amounts acceptable to the Bank naming the Bank as an additional insured party; (iii) Worker’s Compensation insurance; (iv) Flood Insurance, naming the Bank as mortgagee, if required; and (v) such other coverage as the Bank may require, including such coverage as is available for similar projects in the same locality;

(b)
A Mortgagee title insurance policy in a minimum amount not less than $4,815,484, insuring the Building Loan Mortgage and the Project Loan Mortgage as a $1,184,516 priority lien on the Premises subject only to existing liens and encumbrances satisfactory to the Bank;

(c)
A current “As-Built” survey of the Premises acceptable to the Bank, which survey shall be certified to the Bank, together with evidence satisfactory to the Bank that the Premises contains no designated “wetlands;”

(d)	A current site plan of the Premises illustrating the Project and showing all required municipal approvals;

(e)	A completed Environmental Questionnaire, in form and content satisfactory to the Bank;

(f)	Evidence from the Agency that the Applicant and the Project have been approved by the Agency;

(g)	Receipt and approval by the Bank and its counsel of the terms of the Bonds and all Bond documentation; and

(h)	The other matters and documents described in the Bank’s November 22, 2006 commitment letter to the Applicant.

5.6  Costs. The Applicant shall have reimbursed the Bank for or paid all costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Letter of Credit Reimbursement Agreement, the Bond Documents and the Collateral Documents, including, without limitation, reasonable attorneys’ fees and disbursements, title examination and insurance fees, UCC search fees, appraisal, inspecting engineer, survey costs, mortgage taxes, and recording and filing fees.

SECTION 6.   REPRESENTATIONS.

The Applicant hereby represents and warrants as follows:

6.1  Organization; Power and Authority. The Applicant is a business corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Applicant is qualified and in good standing in each state where the nature of its business or ownership of its property requires such qualification, except where failure to qualify would not reasonably be expected to have a Material Adverse Effect; and has all necessary power and authority to execute and perform, and to consummate all transactions contemplated by this Letter of Credit Reimbursement Agreement, and each of the Bond Documents and Collateral Documents, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

6.2  Valid and Binding Obligation. This Letter of Credit Reimbursement Agreement and each of the Bond Documents and the Collateral Documents to which the Applicant is a party have been duly executed and delivered by the Applicant, constitute the legal, valid and binding obligations of the Applicant, enforceable against the Applicant in accordance with their respective terms.

6.3  Approvals. All authorizations, approvals, notices and filings required for the Applicant to enter into this Letter of Credit Reimbursement Agreement and each of the Bond Documents and the Collateral Documents and to take all actions contemplated hereby or thereby or in connection herewith or therewith, have been obtained, copies thereof have been delivered to the Bank, and such authorizations, approvals, notices and filings remain in full force and effect.

6.4  Other Documents. The execution, delivery and performance by the Applicant of this Letter of Credit Reimbursement Agreement do not and will not contravene, conflict with or constitute a breach of or default under (i) the Applicant’s organizational documents, or (ii) any note, mortgage, borrowing agreement or other material instrument or agreement binding on the Applicant, or (iii) any order, writ, judgment, injunction or decree of any court of competent jurisdiction to which the Applicant is a party or by which the Applicant is otherwise bound.

6.5  Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of the Applicant) or investigations pending or, to the knowledge of the Applicant, threatened against the Applicant or any basis therefor, which, reasonably could be expected to have a Material Adverse Effect, or which question the validity of this Letter of Credit Reimbursement Agreement, the Bonds or any of the Bond Documents or the Collateral Documents.

6.6  Financial Statements. All financial statements of the Applicant heretofore given and hereafter to be given to the Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with generally accepted accounting principles consistently applied, and fairly represent the financial conditions of the business to which they pertain, and no materially adverse change has occurred in the financial conditions reflected therein since the respective dates thereof. None of the property or assets shown in the financial statements heretofore delivered to the Bank has been materially adversely affected as a result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

6.7  ERISA Matters. All Plans to which the Applicant or any Subsidiary is a party are listed on Schedule 2 annexed hereto; no Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan; neither the Applicant nor any Subsidiary has withdrawn from any Plan in a complete or partial withdrawal, nor has a condition occurred which if continued would result in a complete or partial withdrawal; neither the Applicant nor any Subsidiary has incurred any withdrawal liability, including contingent withdrawal liability, to any Plan pursuant to Title IV of ERISA; neither the Applicant nor any Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation other than for required insurance premiums which have been paid when due; no Reportable Event has occurred and no Plan or other “employee pension benefit plan”, as defined in Section 3(2) of ERISA to which the Applicant or any Subsidiary is a party has an “accumulated funding deficiency” (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Code. Each Plan and each other “employee benefit plan” as defined in Section 3(3) of ERISA to which the Applicant or any Subsidiary is a party is in substantial compliance with ERISA, and no such plan, nor any administrator, trustee or fiduciary thereof, to the best knowledge of the Applicant, has engaged in a prohibited transaction described in Section 406 of ERISA or in Section 4975 of the Code.

6.8  Environmental Matters. To the best of Applicant’s knowledge, after due inquiry and investigation:

(a)  Any Environmental Questionnaire previously provided to the Bank was and is accurate and complete and does not omit any material fact the omission of which would make the information contained therein materially misleading;

(b)  No above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by the Applicant or any Subsidiary, except for storage tanks containing diesel fuel, gasoline or waste oil, which tanks are in material compliance with all applicable laws, rules and regulations;

(c)  No property owned, leased or operated by the Applicant or any Subsidiary is or has been used for the storage or Disposal of any Hazardous Substance, except in the ordinary course of its business in material compliance with applicable Environmental Laws, or for the treatment or Disposal of Hazardous Substances;

(d)  No unpermitted Release of a Hazardous Substance has occurred or is threatened on, at, from or near any property owned, leased or operated by the Applicant or any Subsidiary, except where such unpermitted Release does not have, and could not reasonably be expected to have, a Material Adverse Effect;

(e)  Neither the Applicant nor any Subsidiary is subject to any existing, pending or threatened suit, claim, notice of material violation or request for information under any Environmental Law;

(f)  The Applicant and each Subsidiary are in compliance with all Environmental Laws, except where noncompliance does not have, and could not be reasonably expected to have, a Material Adverse Effect;

(g)  All Environmental Permits have been obtained and are in full force and effect, except where the failure to obtain such Environmental Permit is not likely to have a Material Adverse Effect; and

(h)  There are no agreements, consents, orders, decrees, judgment, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by the Applicant or any Subsidiary which required any change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or capital expenditures.

6.9  Leases and Management Agreements. The Applicant has not entered into (i) any lease with respect to all or any portion of the Project, or (ii) any management agreement with respect to the operation or management of the Project.

6.10  Good Title. Each of the Applicant and each Subsidiary has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as set forth on Schedule 4 annexed hereto or in favor of the Bank or HSBC Bank Canada.

6.11  No Violations. Neither the Applicant nor any Subsidiary is in violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money which might reasonably be expected to result in a Material Adverse Effect. Neither the Applicant nor any Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither the Applicant nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Letter of Credit Reimbursement Agreement and other documents required by this Letter of Credit Reimbursement Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of the Bank. There exists no fact or circumstance not disclosed in this Letter of Credit Reimbursement Agreement, in the documents furnished in connection herewith, the Applicant’s filings under the Securities Exchange Act of 1934, or in the financial projections furnished to the Bank which has, or could reasonably be expected to have, a Material Adverse Effect, except those facts and circumstances which generally affect all Persons engaged in the Applicant’s lines of business.

6.12  Tax Returns. The Applicant has duly filed all federal and other tax returns required to be filed for itself and all Subsidiaries except where an extension has been obtained and has duly paid all taxes required by such returns through its fiscal year ending [December 31, 2006]. Federal income tax liability of the Applicant and the Subsidiaries has been reviewed by the United States Internal Revenue Service through its fiscal year ending December 31, 2003, and the Applicant has not received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.

6.13  Federal Regulations. Neither the Applicant nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the Applicant nor any Subsidiary owns nor intends to carry or purchase any such “margin stock”, and the Applicant will not use the proceeds of the Letter of Credit to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such “margin stock”. Neither the Applicant nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.14  Subsidiaries; Affiliates. The Applicant has no Subsidiaries except Luminescent Systems of Canada Inc.

6.15  Fiscal Year. The fiscal year of the Applicant is the year ending December 31.

6.16  Securities. Each outstanding share of stock, debenture, bond, note and other security of the Applicant has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.

6.17  Anti-Terrorism Laws.

(a)  General. Neither the Applicant, the Guarantor, nor any of their Subsidiaries, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)  Executive Order No. 13224. Neither the Applicant, the Guarantor nor any of their Subsidiaries or their respective agents acting or benefiting in any capacity in connection with the Letter of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(3) a Person or entity with which any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(6) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither the Applicant, the Guarantor nor any Subsidiary of the Applicant or, to the knowledge of the Applicant, any of its agents acting in any capacity in connection with the Letter of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

SECTION 7.   AFFIRMATIVE COVENANTS.

Until the expiration of the Letter of Credit and the payment in full of all sums due under this Letter of Credit Reimbursement Agreement, the Applicant will:

7.1  Certain Agreements. Perform and comply with all terms, covenants and conditions of each of the Bond Documents and the Collateral Documents.

7.2  Reporting Requirements. Furnish, or cause the Trustee or the Guarantor, as applicable, to furnish, to the Bank the following:

(i)  as soon as possible and in any event within ten (10) days after the occurrence of any default or Event of Default, notice of such default or Event of Default together with a statement of the Applicant describing the facts giving rise to the occurrence(s) and the action which the Applicant proposes to take with respect thereto;

(ii)  as soon as such notices are required to be given, copies of each of the notices, reports and certificates which are required to be given (a) to the Trustee by the Applicant under any of the Bond Documents and (b) to the Bondholders under the Indenture by the Trustee;

(iii)  as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, a consolidating and consolidated statement of financial position for the Guarantor and its Subsidiaries for such fiscal year, including statements of activities and cash flows through the end of such fiscal year, all audited by Ernst & Young LLP, Certified Public Accountants, or such other independent certified public accountants as may from time to time be selected by the Guarantor and reasonably approved by the Bank, together with a satisfactory, unqualified opinion of such accountants;

(iv)  within forty-five (45) days after the end of each quarter of each of its fiscal years, unaudited financial statements of the Guarantor and its Subsidiaries, which statements shall consist of Consolidated and summary consolidating balance sheets as of the end of such quarter, and related statements of income, covering the period from the end of the Guarantor’s immediately preceding fiscal year to the end of such quarter certified to be correct by the President or chief fiscal officer of the Guarantor;

(v)  within twenty-five (25) days after each month-end which is not the end of a fiscal quarter of Guarantor, monthly year-to-date consolidating internally prepared financial statements of Guarantor and its Subsidiaries;

(vi)  accompanying each set of financial statements specified in (iii) and (iv) above, a certificate of a responsible officer of the Applicant substantially in the form of Exhibit B attached hereto to the effect that (a) the Applicant has complied with and is in compliance with all the terms and covenants of this Letter of Credit Reimbursement Agreement binding upon it, including, without limitation, demonstration of compliance with the financial covenants set forth in the Parent Guaranty, and (b) there exists no Event of Default, and no event which with the giving of notice or passage of time, or both, would constitute such an Event of Default has occurred or if this is not the case, that one or more specified Events of Default has occurred or is occurring and the specific steps the Applicant is taking to cure same;

(vii)  promptly after their preparation, copies of all such proxy statements, financial statements and reports which the Applicant sends to its stockholders, and copies of all regular, periodic and special reports, as well as all registration statements, which the Applicant files with the Securities and Exchange Commission;

(viii)  promptly after the filing thereof with the Pension Benefit Guaranty Corporation, a copy of each annual report filed with respect to each Plan;

(ix)  by the end of each of its fiscal years, a forecast of the statements of income and cash flows as of and through the close of the following fiscal year of the Applicant and its Subsidiaries; and

(x)  such other information respecting the business or the condition or operations, financial or otherwise, of the Applicant as the Bank may from time to time reasonably request.

7.3  Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Bonds) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

7.4  Insurance. (a) Keep, and cause any Subsidiary to keep, all its property insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, in form and amount consistent with industry standards and reasonably satisfactory to the Bank; (b) keep, and cause any Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property, and under all applicable worker’s compensation laws; (c) promptly deliver to the Bank certificates of insurance or any of those insurance policies required to be carried by the Applicant pursuant hereto, with appropriate endorsements designating the Bank as a named insured, mortgagee and loss payee as requested by the Bank; (d) deliver to the Bank evidence of flood insurance, if the Project is located in an area identified as a special flood hazard area, naming the Bank as mortgagee and an additional insured; and (e) cause each such insurance policy to contain a notice of cancellation clause providing for a mandatory 30-day notice to the Bank of cancellation, in form satisfactory to the Bank.

7.5  Existence; Conduct of Business. Preserve and maintain, and cause any Subsidiary to preserve and maintain, its corporate existence, in good standing and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its operations, except where failure to preserve and maintain any such right, privilege or franchise would not have a Material Adverse Effect.

7.6  Maintenance of Properties; Books and Records. Keep all of its properties in good working condition, keep proper books and records in accordance with GAAP, and permit representatives of the Bank to inspect such properties and to examine and make reasonable extracts from its books and records during normal business hours upon reasonable prior notice, and notify the Bank promptly in writing of any proposed change in the location at which such books and records are maintained.

7.7  Compliance with Law. Comply with all applicable laws, rules, regulations and orders of all governmental authorities, except where failure to so comply does not have, and would not reasonably be expected to have, a Material Adverse Effect. Maintain all licenses, approvals, etc., necessary or proper for the Applicant to construct and operate the Project consistent with the Applicant’s past operations.

7.8  Litigation. Promptly notify the Bank in writing as soon as the Applicant has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Applicant or any Subsidiary or to which the Applicant or any Subsidiary is a party by or before any regulatory body or governmental agency (i) the outcome of which (A) could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect the Applicant’s ability to fulfill its obligations hereunder, or (B) involves more than $1,000,000 and is not covered by insurance carried by Applicant in accordance with Section 7.4 hereof, or (ii) which questions the validity of this Letter of Credit Reimbursement Agreement, the Letter of Credit, the Bonds, the Bond Documents or the Collateral Documents, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to the Bank such information regarding the same as the Bank may request from time to time.

7.9  Judgments. Promptly notify the Bank in writing as soon as the Applicant has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect the Applicant’s ability to fulfill its obligations hereunder or which involves more than $1,000,000 unless adequately covered by insurance, or (b) renders invalid this Letter of Credit Reimbursement Agreement, the Letter of Credit or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to the Bank such information regarding the same as the Bank may request.

7.10  Notice. Promptly notify the Bank in writing of (a) any pending or future audits of the Applicant’s or any Subsidiary’s federal income tax returns by the Internal Revenue Service as soon as the Applicant has knowledge thereof, and the results of each such audit upon its completion; (b) any default by the Applicant or any Subsidiary in the performance of, or any material modifications of, any of the terms or conditions contained in any agreement, mortgage, indenture or instrument relating to borrowed money to which the Applicant or any Subsidiary is a party or which is binding upon the Applicant or any Subsidiary and of any default by the Applicant or any Subsidiary in the payment of any of its indebtedness; (c) any default by the Applicant in the performance of any of the terms or conditions contained in any of the Collateral Documents or any of the Bond Documents. The Applicant shall not, however, be required to so notify the Bank of potential or actual defaults under, or of modifications of terms or provisions of, those documents or agreements pertaining to its transactions in the ordinary course of business which do not have a Material Adverse Effect or constitute a Potential Default or an Event of Default.

7.11  Pension Default. With respect to each Plan, the Applicant will furnish the following to the Bank as soon as possible and in any event within thirty (30) days after the Applicant knows or has reason to know of (a) the occurrence of any Reportable Event with respect to such Plan or (b) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Applicant or any Subsidiary to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the reorganization (as defined in Section 4241 of ERISA) or insolvency (as defined in Section 4245 of ERISA) of such Plan, and in addition to such notice, deliver to the Bank whichever of the following may be applicable: (i) a certificate of the President or chief fiscal officer of the Applicant setting forth details known to the Applicant as to such Reportable Event, together with a copy of any notice thereof that is required to be filed with the Pension Benefit Guaranty Corporation, or (ii) any notice delivered by the Pension Benefit Guaranty Corporation evidencing its intent to institute such proceedings or any notice to the Pension Benefit Guaranty Corporation that such Plan is to be terminated, as the case may be.

7.12  Inspections. Upon request of the Bank, permit any officer, employee, accountant, attorney or other agent of the Bank upon reasonable notice and during regular business hours to (a) visit and inspect each of the premises of the Applicant and each Subsidiary, (b) examine, audit, copy and make extracts from each accounting record of the Applicant, and (c) discuss the business, operations, assets, affairs and condition (financial or other) of the Applicant and each Subsidiary with a responsible officer of the Applicant and with the independent accountants of the Applicant.

7.13  Environmental Compliance.

(a) Comply with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the Bank in the event of the Disposal of any Hazardous Substance at any property owned, leased or operated by the Applicant or any Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, on, at or from any such Property, except when such Disposal or Release is in the ordinary course of the Applicant’s business and in compliance with all applicable Environmental Laws or could not reasonably be expected to have a Material Adverse Effect.

(c) Deliver promptly to the Bank (i) copies of any non-routine, material documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the Applicant’s operations except documents of general applicability; and (ii) copies of any documents submitted by the Applicant to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.

7.14  Equity Contribution. Agrees to make an equity contribution to the Project equal to the difference between the total cost of the Project and the aggregate amount of the Bonds and the Mortgage Loan with such equity contributions to be made not later than the date the Project is completed.

7.15  Other Acts. Execute and deliver, or cause to be executed and delivered, to the Bank all further documents and perform all other acts and things which the Bank deems necessary or appropriate to protect or perfect any mortgage or security interests in any property directly or indirectly securing payment of any indebtedness, or other obligations of the Applicant to the Bank, or to otherwise carry out the intent hereof.

SECTION 8.   NEGATIVE COVENANTS.

Until the expiration of the Letter of Credit and the payment in full of all sums due under this Letter of Credit Reimbursement Agreement, the Applicant shall not, and it shall cause each Subsidiary of the Applicant not to, without the prior written consent of the Bank, in each instance:

8.1  Bond Documents. Enter into or consent to any amendments, modifications or changes to any of the Bond Documents or any of the Collateral Documents.

8.2  Borrowed Money. Create, incur, assume or suffer to exist any liability for borrowed money except (i) to the Bank or HSBC Bank Canada, (ii) the Bonds and the Existing Bonds, (iii) the liabilities set forth on Schedule 3 annexed hereto, (iv) indebtedness owed by a Subsidiary of the Applicant or the Applicant to the Guarantor or any of the Guarantor’s Subsidiaries, (v) indebtedness which when aggregated with the indebtedness of the Subsidiaries of Applicant and the Guarantor and the Guarantor’s Subsidiaries will not be in excess of $3,000,000 outstanding at any one time incurred for capital leases of fixed assets or fixed asset purchases, and (vi) unsecured indebtedness that is subordinated to the Indebtedness of the Applicant to the Bank under this Letter of Credit Reimbursement Agreement in a manner reasonably satisfactory to the Bank.

8.3  Encumbrances. Create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except in favor of the Bank or a trustee for the benefit of the Bank and except for (a) any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations, (b) any pledge or deposit made by the Applicant or any Subsidiary of the Applicant in the ordinary course of its business (i) in connection with any workers’ compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset, (c) any attachment, levy or similar lien with respect to the Applicant or any Subsidiary of the Applicant arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien has a Material Adverse Effect, (d) any statutory lien in favor of the United States for any amount paid to the Applicant or any Subsidiary of the Applicant as a progress payment pursuant to any government contract, (e) any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Applicant or any Subsidiary of the Applicant or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA), (f) any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Applicant or any Subsidiary of the Applicant, but not yet due to be paid, (g) any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting title to any real property of the Applicant or any Subsidiary of the Applicant but not interfering with the conduct of its business or operations, (h) liens listed on Schedule 4 hereto and (i) liens securing indebtedness permitted by clause (v) of Section 8.2 hereof.

8.4  Guaranties. Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person or otherwise, except (i) as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business, (ii) as related to this transaction, (iii) guaranties of indebtedness to the Bank, and (iv) guaranties granted in the ordinary course of business by the Applicant in connection with ordinary course of business purchase or sale obligations of Applicant’s Subsidiaries under contracts for the purchase or sale of goods.

8.5  Sale of Assets. Convey, sell, transfer, lease, lease and buyback, or sell and lease back during the term of this Letter of Credit Reimbursement Agreement the Project Facility (as defined within the definition of Project) or more than five percent (5%) in the aggregate of other property, assets or business of the Guarantor and its Subsidiaries on a Consolidated basis to any other Person except for the sales of inventory in the ordinary course of business, and sales of fixed assets no longer needed or in use.

8.6  Investments and Loans. Make or suffer to exist any investments in, or loans or advances to, any other person, firm or corporation, including, without limitation, loans or advances to members, shareholders, directors, officers or employees, except (i) investments in the form of obligations of the United States of America or any agency thereof, (ii) advance payments or deposits for purchases in the ordinary course of business, (iii) any existing investments in, or existing or future advances to, any Subsidiary, and (iv) investments which are classified as Cash or Cash Equivalents under GAAP.

8.7  Merger. Merge or consolidate with or into any other Person unless the Applicant or the Guarantor is the entity surviving after the merger or consolidation, or enter into any joint venture or partnership with any other Person.

8.8  Disposal of Hazardous Substances. Suffer, cause or permit the Disposal of Hazardous Substances at any property owned, leased or operated by the Applicant or any Subsidiary of Applicant, except in the ordinary course of business in accordance with applicable Environmental Laws.

8.9  Change Fiscal Year. Change the fiscal year of the Applicant.

SECTION 9.   EVENTS OF DEFAULT AND REMEDIES.

9.1  Events. Any of the following events or conditions shall constitute an Event of Default hereunder:

(i)  Nonpayment. Nonpayment within ten (10) days after the same becomes due, whether by acceleration or otherwise, of (A) principal of or interest on the Indebtedness or, (B) any fees, expenses or other amounts payable under this Letter of Credit Reimbursement Agreement.

(ii)  Certain Covenants. A default by the Applicant in the observance of any of the covenants or agreements set forth in Section 8 of this Letter of Credit Reimbursement Agreement.

(iii)  Insurance. A default by the Applicant in the performance of any obligation, term or condition set forth in Section 7.4 of this Letter of Credit Reimbursement Agreement.

(iv)  Noncompliance. Other than as set forth in subparagraphs (i), (ii) and (iii) above, default by the Applicant in the performance of any obligation, term or condition of this Letter of Credit Reimbursement Agreement which is not remedied within thirty (30) days after notice thereof by the Bank to the Applicant.

(v)  Voluntary Insolvency Proceedings. If the Applicant or any Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for the Applicant or any Subsidiary or any of the Applicant’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, the Applicant or any Subsidiary.

(vi)  Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for the Applicant or any Subsidiary or any of the Applicant’s or any Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against the Applicant or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against the Applicant or any Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of the Applicant or any Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.

(vii)  Sale. The sale, assignment, transfer or delivery of all or substantially all of the assets of the Applicant; or the cessation by the Applicant as a going business concern.

(viii)  Other Indebtedness. Nonpayment by the Applicant or the Guarantor when due of any indebtedness for borrowed money owing to the Bank or any indebtedness owing to any third party by the Applicant or any Subsidiary or the Guarantor in an amount equal to or exceeding $1,000,000 when due (or, if permitted by the terms of the applicable document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or the failure to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Letter of Credit Reimbursement Agreement) evidencing or securing or relating to any indebtedness owing by the Applicant or any Subsidiary or the Guarantor in an amount equal to or exceeding $1,000,000 when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such indebtedness.

(ix)  Bond and Mortgage Loan Documents. The occurrence of an Event of Default under, or as defined in, any of the Bond Documents, any of the Existing Bond Documents, or under any mortgage loan documents hereafter entered into between the Applicant and the Bank providing for a three-year term loan secured, in whole or in part, by liens on the Project Facility (as defined within the definition of “Project”).

(x)  Collateral, SWAP and Guaranty Documents. The occurrence of an Event of Default as defined in any of the Collateral Documents, any of the SWAP Documents, or the Parent Guaranty or termination of the Parent Guaranty.

(xi)  Pension Default.

(i) the Applicant or any of its Subsidiaries (or any officer or director thereof) shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,

(ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan,

(iii) with respect to any Multiemployer Plan, the Applicant or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom, where in either event the liability of Applicant or such Commonly Controlled Entity is in excess of $100,000.00,

(iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be,

(v) any Plan shall terminate for purposes of Title IV or ERISA, or

(vi) any other similar event or condition shall exist which, together with all other events or conditions in clauses (i) through (v) above, if any, would subject Applicant or any of its Subsidiaries to any tax, penalty or other liabilities under ERISA which, in the aggregate, are material in relation to the business, operations, property or financial or other condition of Applicant and its Subsidiaries taken as a whole.

(xii)  Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of the Applicant or any Subsidiary pursuant to or in connection with this Letter of Credit Reimbursement Agreement or as an inducement to the Bank to enter into this Letter of Credit Reimbursement Agreement or any other lending agreement with the Applicant shall prove to have been false in any material respect at the time as of which the facts therein set forth were represented, or to have omitted any substantial contingent or unliquidated liability or claim against the Applicant or any Subsidiary required to be stated therein, or if on the date of the execution of this Letter of Credit Reimbursement Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Applicant to the Bank at or prior to the time of such execution.

(xiii)  Judgments. If any judgment or judgments (other than any judgment for which it is fully insured) against the Applicant or any Subsidiary in an aggregate amount in excess of $1,000,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.

9.2  Remedies. Upon the happening of any Event of Default:

(i)  The Bank may deliver to the Trustee, with a copy to the Applicant, a notice stating that an Event of Default has occurred and has not been cured by the Applicant or waived by the Bank, which notice will cause the acceleration of the Bonds.

(ii)  The Bank may, in its sole discretion, by notice to the Applicant, declare all amounts in respect of the Indebtedness not then payable to be forthwith due and payable, and the same shall be due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Applicant.

(iii)  Upon the happening of an Event of Default under Section 9.1(v) or 9.1(vi) hereof, all amounts in respect of the Indebtedness shall immediately become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Applicant.

(iv)  The Bank’s rights and remedies with respect to the collateral granted to the Bank pursuant to the Collateral Documents shall be those of a secured party under the Uniform Commercial Code and under any other applicable law, as the same may from time to time be in effect, in addition to those rights granted herein and in any other agreement now or hereafter in effect between the Applicant and the Bank or relating to such collateral.

(v)  The letter of credit fee specified in Section 3.2 of this Letter of Credit Reimbursement Agreement shall be increased to two percent (2%) of the Stated Amount effective as of the date of the occurrence of the Event of Default and without further notice to the Applicant by the Bank.

SECTION 10.   MISCELLANEOUS.

10.1  Entire Agreement; Amendments. This Letter of Credit Reimbursement Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and no modification, rescission, waiver, release or amendment of any provision of this Letter of Credit Reimbursement Agreement shall be made except by written agreement subscribed by duly authorized officers of the Applicant and the Bank.

10.2  Additional Bonds. The Applicant shall not permit the issuance of any additional bonds under the Indenture without the prior written consent of the Bank.

10.3  Delays and Omissions. No course of dealing and no delay or omission by the Bank in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy. The Bank may remedy any default by the Applicant hereunder or with respect to any other person, firm or corporation in a reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the Applicant and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of the Bank hereunder are cumulative and shall be in addition to any other remedy given under this Letter of Credit Reimbursement Agreement, any Bond Document or Collateral Document, or now or hereafter existing at law or in equity or by statute.

10.4  Notices. Any notice or demand to be given hereunder shall be duly given if delivered or mailed as follows:

To the Applicant -	Luminescent Systems, Inc. 130 Commerce Way East Aurora, NY 14052 Attn: David C. Burney Vice President-Finance and Treasurer

with a copy to -	Hodgson Russ LLP One M&T Plaza, Suite 2000 Buffalo, NY 14203 Attn: Victoria J. Saxon

To the Bank -	HSBC Bank USA, National Association One HSBC Center, Lobby Level Buffalo, NY 14203 Attn: Mark F. Zeis Senior Vice President

with a copy to -	Phillips Lytle LLP 3400 HSBC Center Buffalo, NY 14203 Attn: Raymond H. Seitz

and shall be deemed effective, if delivered, upon delivery, three (3) Business Days after being delivered to a courier for overnight delivery, or, if mailed, five (5) Business Days after deposit in an official depository maintained by the United States Post Office for the collection of mail.

10.5  Governing Laws. This Letter of Credit Reimbursement Agreement, the transaction described herein and the obligations of the Bank and the Applicant shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, as in effect from time to time, without regard to principles of conflicts of law.

10.6  Term. This Letter of Credit Reimbursement Agreement shall remain in full force and effect until the later of the payment in full of the Bonds, the Indebtedness, any accrued and unpaid interest and all costs and expenses incurred by the Bank in connection with this Letter of Credit Reimbursement Agreement or the expiration of the Letter of Credit.

10.7  Joint and Several. If more than one entity executes this Letter of Credit Reimbursement Agreement as the Applicant, any and all obligations hereunder shall be joint and several.

10.8  Counterparts. This Letter of Credit Reimbursement Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Letter of Credit Reimbursement Agreement to produce or account for more than one such counterpart.

SECTION 11.   INDEMNIFICATION.

The Applicant hereby agrees to indemnify the Bank and hold the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which may arise or be asserted against the Bank in connection with the Letter of Credit, other than claims, damages, losses, liabilities, costs and expenses arising from the Bank’s gross negligence or willful misconduct or arising out of a material misrepresentation or omission by the Bank with respect to the information set forth under the caption “THE LETTER OF CREDIT” in the Official Statement or in Appendix A to the Official Statement. The Applicant has reviewed and approved the Official Statement prepared by Prager, Sealy & Co. LLC and certifies to the Bank and Prager, Sealy & Co. LLC that such Official Statement contains no material errors or omissions with respect to the Company or the Project.

SECTION 12.   LIMITATION OF LIABILITY.

The Bank shall not be liable for:

(i)  the validity, sufficiency or genuineness of any document or instrument presented to the Bank in connection with the Letter of Credit, even if such document or instrument should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(ii)  any action taken or omitted by the Bank in good faith in connection with making or not making payment under the Letter of Credit, except if the Bank pays a materially non-conforming draw under the Letter of Credit.

SECTION 13.   JURY TRIAL WAIVER.

THE APPLICANT AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT THE APPLICANT OR THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT OR THE TRANSACTIONS RELATED HERETO. THE APPLICANT REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. THE APPLICANT ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 13.

SECTION 14.   CONSENT TO JURISDICTION.

THE APPLICANT AND THE BANK AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE WESTERN DISTRICT OF NEW YORK, AND THE APPLICANT WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE APPLICANT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

[This Space Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit Reimbursement Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

LUMINESCENT SYSTEMS, INC.

By:
Name: David C. Burney Title: Vice President-Finance and Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name: Mark F. Zeis Title: Senior Vice President

EXHIBIT A

HSBC BANK USA, NATIONAL ASSOCIATION
452 Fifth Avenue, 15th Floor
New York, NY 10018
ATTN: TRADE SERVICES

IRREVOCABLE DIRECT PAY LETTER OF CREDIT NO. SDCMTN552148

April     , 2007

HSBC Bank USA, National Association,
as Trustee under Trust Indenture
with the Erie County Industrial Development Agency
dated as of April 1, 2007
452 Fifth Avenue
New York, NY 10018-2706
Attn: Issuer Services

(hereinafter “you” or “your”)

Dear Sirs:

At the request and on the instructions of our customer, Luminescent Systems, Inc. (“Applicant”), as account party, HSBC Bank USA, National Association (hereinafter “we” or “us”) hereby establishes this irrevocable letter of credit (“Letter of Credit”) in your favor as the trustee for the benefit of the holders of $6,000,000 Variable Rate Demand Industrial Development Revenue Bonds (Luminescent Systems, Inc. Project - Letter of Credit Secured) Series 2007 (“Bonds”), issued by the Erie County Industrial Development Agency (“Issuer”) pursuant to a Trust Indenture, dated as of April 1, 2007 between the Issuer and HSBC Bank USA, National Association, as Trustee (“Indenture”). All capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth, by one or more sight drafts in the form of Exhibit 1 (“Draft(s)”) in an aggregate amount not exceeding $6,084,000 as reduced and reinstated from time to time in accordance with the provisions hereof (“Stated Amount”), of which an aggregate amount not exceeding (i) $6,000,000 may be drawn with respect to (a) the unpaid principal amount of Bonds Outstanding, whether at maturity, acceleration or upon redemption (“Principal Drawing”) or (b) that portion of the purchase price corresponding to principal of Bonds Outstanding tendered for purchase or subject to mandatory purchase pursuant to Section 4.1 or 4.2 of the Indenture (“Bond Purchase Drawing - Principal”) and (ii) $84,000 may be drawn with respect to (a) the payment of up to fifty-one (51) days accrued interest on Bonds Outstanding calculated at the maximum interest rate of 10% based on a 365 or 366-day year for the actual number of days elapsed (“Interest Drawing”) or (b) that portion of the purchase price corresponding to interest on Bonds Outstanding tendered for purchase or subject to mandatory purchase pursuant to the Indenture (individually, a “Bond Purchase Drawing - Interest”, and collectively, with a Bond Purchase Drawing - Principal, a “Bond Purchase Drawing”).

Each drawing honored by us shall reduce the Stated Amount, subject only to reinstatement with respect to drawings as hereinafter provided.

The Stated Amount with respect to an Interest Drawing shall be automatically and irrevocably reinstated by the amount of a Draft so drawn so long as you have not received from us, within seven (7) days from the date of the presentation to us of a Draft, written notice to the effect that an Event of Default under the Letter of Credit Reimbursement Agreement dated as of April 1, 2007, between the Applicant and us (“Reimbursement Agreement”), has occurred, and that the Stated Amount is not being reinstated.

Upon receipt by us or by the Trustee as our agent of Bonds pledged in connection with any Bond Purchase Drawing pursuant to Section 4.1 or 4.2 of the Indenture, the Stated Amount shall be automatically and irrevocably reinstated by the amount of such Bond Purchase Drawing, and we will send you written notice confirming such receipt and reinstatement.

The Stated Amount shall be decreased, and not reinstated, from time to time upon payment under this Letter of Credit for the redemption of the Bonds as provided in Article III of the Indenture by (i) with respect to principal, the aggregate principal amount of the Bonds so redeemed, and (ii) with respect to interest, the amount that bears the same proportion to $6,084,000 as the amount specified in the immediately preceding clause (i) bears to $6,000,000.

Each Draft for each drawing under this Letter of Credit must bear on its face the clause “Drawn under HSBC Bank USA, National Association Irrevocable Direct Pay Letter of Credit No. SDCMTN552148,” be dated the Business Day of presentation and be accompanied by (i) if the drawing being made is a Bond Purchase Drawing pursuant to the Indenture, your completed and signed certificate in the form of Exhibit 2, dated the date of the accompanying Draft; or (ii) if the drawing being made is a Principal Drawing or an Interest Drawing, your completed and signed certificate in the form of Exhibit 3, dated the date of the accompanying Draft. Presentation of Draft(s) and such Certificate(s) shall be made at our office specified above or at any other office as may be designated by us by written notice delivered to you. Notwithstanding the provisions of applicable law, if you draw on this Letter of Credit at or prior to 1:00 p.m., New York City time, on a Business Day, and provided that such drawing conforms to the terms and conditions hereof, we shall pay you the amount specified, in immediately available funds, not later than 1:00 p.m., New York City time, on the immediately following Business Day. If you draw on this Letter of Credit after 1:00 p.m., New York City time, on a Business Day, and provided that such drawing conforms to the terms and conditions hereof, we shall pay you the amount specified, in immediately available funds, not later than 1:00 p.m. on the second succeeding Business Day. Provided, however, if a drawing is a Bond Purchase Drawing, and is made by 11:00 a.m., New York City time, on a Business Day, and conforms to the terms and conditions hereof, we shall pay you the amount specified, in immediately available funds, not later than 2:00 p.m. on the same Business Day.

Your Drafts and Certificates may be presented to us by telecopier if sent to telecopier number (212) 525-2186 (or to such other number as may be designated by us by written notice to you).

This Letter of Credit shall automatically terminate at our aforesaid address on the close of business on the first to occur of the following dates (“Termination Date”): (i) the Stated Expiration Date, (ii) the date of the receipt of a certificate signed by the Trustee and the Applicant that none of the Bonds are Outstanding under the Indenture, (iii) the date a Substitute Letter of Credit is delivered to and accepted by the Trustee or (iv) fifteen (15) calendar days after the final maturity date of the Bonds. The Stated Expiration Date shall initially be April 1, 2017 and may be extended by us in our sole discretion at any time or from time to time, by our giving written notice of such extension to you specifying a new Stated Expiration Date.

If a drawing by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall attempt to give you prompt notice that the purported drawing was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we are holding the documents at your disposal or are returning the same to you, as we may elect. Upon being notified that the purported drawing was not effected in accordance with this Letter of Credit, you may attempt to correct any such nonconforming drawing if, and to the extent that, you are entitled (without regard to the provisions of this sentence) and able to do so.

All payments by us hereunder will be with our own funds.

This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, except for the draft certificates referred to herein (Exhibits 1, 2, 3 and 4) and, for the purpose of certain definitions, the Indenture, and any such reference shall not be deemed to incorporate herein by reference, any document, instrument or agreement except for such draft certificates and definitions.

This Letter of Credit is transferable in its entirety (but not in part) to any transferee who has succeeded you as Trustee under the Indenture. Transfer of this Letter of Credit to such transferee shall be evidenced by the presentation to us of this Letter of Credit accompanied by a certificate substantially in the form of Exhibit 4.

Only you (or a transferee as permitted by the terms of this Letter of Credit) may make a drawing under this Letter of Credit.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”) and, to the extent not in conflict with the UCP, by the laws of the State of New York (including, without limitation, the provisions of the Uniform Commercial Code) from time to time in effect.

Communications and notices with respect to this Letter of Credit shall be in writing and shall be addressed to us at our office specified above, specifically referring to the Irrevocable Direct Pay Letter of Credit Number of this Letter of Credit, and shall be addressed to you at your address specified above.

We hereby agree with the drawer that each Draft drawn in compliance with the terms of this Letter of Credit will be duly honored on delivery of documents as specified herein if presented at our office indicated above on or before the Termination Date.

Very truly yours, HSBC BANK USA, NATIONAL ASSOCIATION

By:
Name:
Title:

and

By:
Name:
Title:

 EXHIBIT 1

SIGHT DRAFT

TO:	HSBC Bank USA, National Association 452 Fifth Avenue, 15th Floor New York, NY 10018 _____________________, ________

For Value Received

Pay on sight to __________________________________________________________________________________ U.S. ______________________________________________ Dollars (U.S. $_____).

Drawn under HSBC Bank USA, National Association Irrevocable Direct Pay Letter of Credit No. SDCMTN552148 dated April __, 2007.

as Trustee

By:
Authorized Trust Officer

EXHIBIT 2

CERTIFICATE FOR PURCHASE OF BONDS OUTSTANDING TENDERED FOR PURCHASE OR SUBJECT TO MANDATORY PURCHASE PURSUANT TO THE TRUST INDENTURE DATED AS OF APRIL 1, 2007 OF THE ERIE COUNTY INDUSTRIAL DEVELOPMENT AGENCY WITH RESPECT TO ITS VARIABLE RATE DEMAND INDUSTRIAL DEVELOPMENT REVENUE BONDS (LUMINESCENT SYSTEMS, INC. PROJECT - LETTER OF CREDIT SECURED) SERIES 2007, UNDER IRREVOCABLE DIRECT PAY LETTER OF CREDIT NO. SDCMTN552148

Any capitalized term used, but not defined herein, shall have its respective meaning as set forth in the Letter of Credit referred to above.

The undersigned, a duly authorized trust officer of ________________________________, Trustee under the Trust Indenture (the “Trustee”, hereby certifies to HSBC Bank USA, National Association, as issuer of the Letter of Credit referred to above (“Bank”), that:

(a)	The Trustee is the Trustee under the Trust Indenture for the holders of the Bonds.

(b)
The Trustee is making a drawing under the Letter of Credit in the amount of (i) $______ with respect to payment of the principal portion of, and (ii) $______ with respect to payment of the interest portion of, the purchase price of Bonds tendered for purchase or subject to mandatory purchase pursuant to the Indenture.

(c)	The amount of the Draft accompanying this Certificate does not exceed the Stated Amount in respect of principal or interest as set forth in this Certificate.

(d)	The amount of the Draft accompanying this Certificate was computed in accordance with the terms and conditions of the Bonds and the Indenture.

(e)	The Letter of Credit referred to above has not expired pursuant to its terms.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate, dated the___ day of ______________, 20___.

By:
[Name and Title]

* Trustee shall send a copy of each certificate to the Applicant at the address specified in the Reimbursement Agreement.

EXHIBIT 3

CERTIFICATE FOR PAYMENT OF PRINCIPAL OR INTEREST ON THE ERIE COUNTY INDUSTRIAL DEVELOPMENT AGENCY VARIABLE RATE DEMAND INDUSTRIAL DEVELOPMENT REVENUE BONDS (LUMINESCENT SYSTEMS, INC. PROJECT - LETTER OF CREDIT SECURED) SERIES 2007, UNDER IRREVOCABLE DIRECT PAY LETTER OF CREDIT NO. SDCMTN552148

Any capitalized term used, but not defined herein, shall have its respective meaning as set forth in the Letter of Credit referred to above.

The undersigned, a duly authorized trust officer of ______________________________, as Trustee under the Trust Indenture (the “Trustee”), hereby certifies to HSBC Bank USA, National Association, as issuer of the Letter of Credit referred to above (“Bank”), that:

(a) The Trustee is the Trustee under the Trust Indenture for the holders of the Bonds.

(b) [Complete the applicable Section(s) below and strike the inapplicable Sections]

A. Periodic Interest Drawing. The amount of the Interest Drawing is $_______ which equals the amount of interest on the Bonds which is due and payable with Letter of Credit proceeds on the payment date specified in the Draft accompanying this Certificate.

B. Default Interest Drawing. An Event of Default as defined in the Indenture has occurred, and the amount of the Interest Drawing is $_________, which is the [lesser of (1) the amount of interest that is unpaid on the Bonds or (2)] the maximum amount permitted under the Letter of Credit for the payment of interest on Bonds outstanding on the date of the Draft.

C. Periodic Principal Drawing. The amount of the Principal Drawing is $________,which equals the amount of principal of the Bonds which is due and payable on the payment date specified in the Draft accompanying this Certificate.

D. Default Principal Drawing. An Event of Default as defined in the Indenture has occurred, and the amount of Principal Drawing is $___________, which is the amount of the principal of the Bonds which is due and unpaid.

(c) The amount of the Draft accompanying this Certificate does not exceed the Stated Amount in respect of principal or interest as set forth in this Certificate.

(d) The amount of the Draft accompanying this Certificate was computed in accordance with the terms and conditions of the Bonds and the Indenture.

(e) The Letter of Credit referred to above has not expired pursuant to its terms.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate, dated the date of the accompanying Draft, to wit the _________ day of 20__.

By
[Name and Title]

*  Trustee shall send a copy of each certificate to the Applicant at the address specified in the Reimbursement Agreement.

EXHIBIT 4

NOTICE OF TRANSFER TO SUCCESSOR TRUSTEE
OF IRREVOCABLE DIRECT PAY LETTER
OF CREDIT NO. SDCMTN552148

HSBC Bank USA, National Association
452 Fifth Avenue, 15th Floor
New York, NY 10018

Attention: Trade Services Department

Ladies/Gentlemen:

Reference is made to that certain Irrevocable Direct Pay Letter of Credit No. SDCMTN552148 dated April __, 2007 which has been established by HSBC Bank USA, National Association, in favor of HSBC Bank USA, National Association, as Trustee (“Transferor”).

The undersigned Transferor has transferred (and hereby confirms to you said transfer) all of its rights and obligations in and under said Letter of Credit to [Name and Address of Transferee] and confirms that Transferor no longer has any rights under or interest in said Letter of Credit.

Transferor and Transferee have attached the dated, completed and signed instrument of transfer to the Letter of Credit and a copy of said instrument of transfer is attached hereto.

Transferee hereby certifies that it is a duly authorized transferee under the terms of said Letter of Credit and is accordingly entitled, upon presentation of the documents called for therein, to receive payment thereunder.

[Name of Transferor]

Dated:________________	By:
[Name and Title of authorized Trust Officer of Transferor]

[Name of Transferee]

Dated:________________	By:
[Name and Title of authorized Trust Officer of Transferee]

EXHIBIT B

COMPLIANCE CERTIFICATE

LUMINESCENT SYSTEMS, INC. (“Applicant’) hereby certifies to HSBC BANK USA, NATIONAL ASSOCIATION (“Bank”) pursuant to the Letter of Credit Reimbursement Agreement between the Applicant and the Bank dated as of April 1, 2007 (“Agreement”), that:

1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

2. The Applicant has complied with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement.

3. There exists no Potential Default or Event of Default on the date hereof.

4. The representations and warranties contained in the Agreement, or in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

5. There is no unsatisfied reimbursement obligation of the Applicant in connection with the Letter of Credit.

6. As of the date hereof and for the period ending date set forth below, the computations, ratios and calculations set forth in this Certificate (which are the financial covenants set forth in the Parent Guaranty) are true and correct:

Period Ending Date: _____________

Minimum Debt Service Coverage Ratio

Guarantor’s Debt Service Coverage Ratio	= _____:1.0

Required: 2.50 to 1.0

Maximum Debt-to-Worth Ratio

Consolidated Debt-to-Worth Ratio of the	= _____:1.0
Guarantor and its Subsidiaries

Required: 2.75 to 1.0

Minimum Interest Coverage Ratio

Ratio of Guarantor’s EBITDA to
Consolidated interest expense	= _____:1.0

Required: 4.00 to 1.0

Minimum Current Ratio

Ratio of the Guarantor’s Consolidated Current	= _____:1.0
Assets to Consolidated Current Liabilities

Required: 1.25 to 1.0

Maximum Capital Expenditures

Capital expenditures in the in the aggregate for the	$__________
Guarantor and its Subsidiaries

Required: In Guarantor’s fiscal year 2007: $10,000,000; and in fiscal years 2008 and thereafter: $5,000,000 in any one year

Maximum Leverage Ratio

Guarantor’s Leverage Ratio	= _____:1.0

Required: 2.50 to 1.0

WITNESS the signature of a duly authorized officer of the Applicant on __________, 20__.

LUMINESCENT SYSTEMS, INC.

By
Name:
Title:

SCHEDULE 1

to
Letter of Credit Reimbursement Agreement
between
HSBC BANK USA, NATIONAL ASSOCIATION
and
LUMINESCENT SYTEMS, INC.

Definitions

The following terms shall, for all purposes of this Letter of Credit Reimbursement Agreement, have the following meanings unless the context otherwise requires another meaning:

“Agency” - Erie County Industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State.

“Agency Mortgage” - collectively, the Building Loan Mortgage and the Project Loan Mortgage.

“Anti-Terrorism Laws” - any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).

“Assignment of Agreements” - the Assignment of Agreements made as of April 1, 2007 from the Applicant to the Bank, together with any modifications or amendments thereto.

“Bank” - HSBC Bank USA, National Association, and its successors and/or assigns.

“Bank’s Prime Rate” - the rate of interest publicly announced by the Bank from time to time as its prime rate and as a base rate for calculating interest on certain loans. The Bank’s Prime Rate may or may not be the most favorable rate charged by the Bank to its customers from time to time.

“Bond Documents” - collectively, the Indenture, the Tax Regulatory Agreement, the Guaranty Agreement, the Sale Agreement, the Building Loan Agreement, the Pledge Agreement, the Pledge and Assignment, the Agency Mortgage, the Letter of Representation and Indemnity Agreement, the Tax Compliance Agreement, the Official Statement, and the Bond Purchase Agreement and the Remarketing Agreement.

“Bond Purchase Agreement” - the Bond Purchase Agreement dated as of April 23, 2007 among the Agency, the Applicant and the Underwriter.

“Bonds” - Variable Rate Demand Industrial Development Revenue Bonds (Luminescent Systems, Inc. Project - Letter of Credit Secured) Series 2007, issued by the Agency in the aggregate principal amount of $6,000,000.00.

“Building Loan Agreement” - the Building Loan Agreement among the Agency, the Trustee, the Bank and the Applicant, dated as of April 1, 2007, together with any modifications or amendments thereto.

“Building Loan Mortgage” - the Building Loan Mortgage, Assignment of Rents and Security Agreement, dated as of April 1, 2007, made by the Applicant and the Agency in favor of the Bank, together with any modifications or amendments thereto.

“Code” - the Internal Revenue Code of 1986, as amended.

“Collateral Documents” - the Pledge Agreement, the Agency Mortgage, the Assignment of Agreements, the Environmental Compliance and Indemnification Agreement and the Security Agreement.

“Commonly Controlled Equity” - an entity, whether or not incorporated, which is under common control with the Applicant within the meaning of Section 414(b) or (c) of the Code.

“Consolidated” - the consolidation of the accounts of the Guarantor and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated audited financial statements heretofore provided to the Bank.

“Disposal” - the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, or placing of any Hazardous Substance so that such Hazardous Substance or any related constituent thereof may enter the Environment. The term “Disposal” also means the thermal destruction of the Hazardous Substance and the burning of such fuel for the purpose of recovering useable energy.

“EBITDA” - For the relevant period, the Guarantor’s Consolidated earnings before interest, taxes, depreciation and amortization expenses.

“Environmental Questionnaire” - one or more questionnaires and all attachments thereto prepared by the Applicant and heretofore delivered to the Bank concerning (i) activities and conditions affecting the environment at the Property or (ii) the enforcement or possible enforcement of any of the Environmental Laws against the Applicant.

“Environmental Compliance and Indemnification Agreement” - the Environmental Compliance and Indemnification Agreement from the Applicant to the Bank and the Trustee dated as of April 1, 2007, together with any modifications or amendments thereto.

“Environmental Laws” - All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto to the extent that such rules, regulations, policies, guidelines, interpretations, decisions, orders and directives are published or otherwise available to the public or are otherwise known by or available to the Applicant or any of its Subsidiaries.

“Environmental Permits” - All licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any property for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances or the sale, transfer or conveyance of any such property.

“ERISA” - Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” - an event or condition as specified in Section 9.1 of this Letter of Credit Reimbursement Agreement.

“Executive Order No. 13224” - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“Existing Bonds” - the following currently outstanding bond issues:

(i)	The $7,000,000 Adjustable Rate Demand Industrial Development Revenue Bonds (1999 Luminescent Systems, Inc. Project) issued by the Erie County Industrial Development Agency; and

(ii)	The $7,250,000 Industrial Facility Revenue Bonds (Luminescent Systems, Inc. Issue - Series 1998) issued by the Business Finance Authority of the State of New Hampshire.

“Existing Bond Documents” - the bond, collateral, letter of credit reimbursement agreement and other documents executed and delivered in connection with the issuance of the Existing Bonds.

“Facility” - the Premises together with the improvements made thereto and the furniture, fixtures and equipment installed thereon in connection with the Project.

“GAAP” - as of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standard’s Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the relevant periods and from period to period.

“Guarantor” - Astronics Corporation.

“Guaranty Agreement” - the Guaranty Agreement from the Applicant to the Trustee dated as of April 1, 2007, together with any modifications or amendments thereto.

“Hazardous Substance” - without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Act or any other applicable Environmental Law, and in the regulations promulgated pursuant thereto.

“Indenture” - the Trust Indenture dated as of April 1, 2007 between the Agency and the Trustee entered into in connection with the issuance, delivery and payment of the Bonds and the security for the Bonds, together with any modifications or amendments thereto.

“Letter of Representation and Indemnity Agreement” - the Letter of Representation and Indemnity Agreement dated the date of delivery of the Bonds by the Applicant to the Agency, the Underwriter, the Trustee and the Bank.

“Material Adverse Effect” - A material adverse effect on the business, operations or financial condition of the Applicant and its Subsidiaries taken as a whole.

“Multiemployer Plan” - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Official Statement” - the Official Statement dated April 23, 2007 delivered in connection with the issuance and delivery of the Bonds.

“Parent Guaranty” - The guaranty agreement from Astronics Corporation to the Bank dated as of April 1, 2007, together with any modifications or amendments thereto.

“Person” - Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, government or political subdivision or other entity, body, organization or group.

“Plan” - any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Applicant or a Common Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 2 to this Letter of Credit Reimbursement Agreement.

“Pledge Agreement” - the Pledge and Security Agreement given by the Applicant to the Bank dated as of April 1, 2007, together with any modifications or amendments thereto.

“Pledge and Assignment” - the Pledge and Assignment given by the Agency to the Trustee and the Bank dated as of April 1, 2007, together with any modifications or amendments thereto.

“Potential Default” - Any event or occurrence which with the giving of notice, or passage of time, or both, constitutes an Event of Default.

“Premises” - the real property owned by the Agency, and in which Applicant has an interest, located at 130 Commerce Way, East Aurora, Erie County, New York, as more particularly described in Exhibit ”A” to the Agency Mortgage.

“Project” - (a) (i) the acquisition of an interest in a portion of an approximately 14.9 acre parcel of improved real property (the “Land”) located at 130 Commerce Way, in the Village of East Aurora, Erie County, (ii) the construction of an approximately 57,600 square foot addition to the existing industrial facility located on the Land and expansion of parking areas for use for the design and manufacturing of aerospace lighting and electronics and related purposes (the “Facility”), and (iii) the acquisition of and installation in the Facility of various machinery, equipment and furnishings (the “Equipment”) (the Land, Facility and Equipment are hereinafter collectively referred to as the “Project Facility”); (b) the financing of all or a portion of the costs of the foregoing by the issuance of the Agency’s tax-exempt and taxable industrial development revenue the bonds; (c) the granting of certain other financial assistance in the form of exemptions from real property tax, mortgage recording tax and sales and use tax (collectively with the bonds, the “Financial Assistance”); and (d) the sale of the Project Facility to the Applicant pursuant to an agreement, all for use by the Applicant in the manufacture of aircraft lighting and keyboards.

“Project Loan Mortgage” - the Project Loan Mortgage, Assignment of Rents and Security Agreement, dated as of April 1, 2007, made by the Applicant and the Agency in favor of the Bank, together with any modifications or amendments thereto.

“Release” - Release as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Remarketing Agreement” - the Remarketing Agreement dated as of April 1, 2007 between the Applicant and the Underwriter.

“Reportable Event” - any event described in Section 4043 of ERISA or in regulations issued thereunder.

“Sale Agreement” - the Installment Sale Agreement dated as of April 1, 2007 between the Agency and the Applicant pursuant to which the Agency has agreed to sell substantially all of its right, title and interest in the Facility to the Applicant, together with any modifications or amendments thereto.

“Securities” - as defined in the Uniform Commercial Code of the State, as in effect from time to time.

“Security Agreement” - the Security Agreement, dated as of April 1, 2007, made by the Applicant in favor of the Bank, together with any modifications or amendments thereto.

“State” - State of New York.

“Stated Amount” - as such term is defined in the Letter of Credit, a form of which is attached hereto as Exhibit A.

“Subsidiary” - Any corporation of which at least 50% of the voting stock is owned by a Person directly or indirectly through one or more Subsidiaries, and any limited liability company of which at least 50% of the membership interests are owned by a Person directly or indirectly through one or more Subsidiaries.

“SWAP Documents” - any SWAP Agreement now or hereafter entered into between the Bank and the Applicant, together with the schedules, exhibits, confirmations and other documents executed or delivered in connection therewith.

“Tax Compliance Agreement” - the Tax Compliance Agreement among the Agency, the Applicant and the Trustee dated as of the date of issuance of the Bonds, together with any modifications or amendments thereto.

“Trustee” - HSBC Bank USA, National Association, in its capacity as trustee.

“Underwriter” - Prager, Sealy & Co., LLC, in its capacity as remarketing agent.

“USA Patriot Act” - The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

SCHEDULE 2

PENSION PLANS

Atro Companies Profit Sharing/401K Plan

SCHEDULE 3

LIABILITIES

Unsecured loan owed by Astronics Corporation to Empire State Development Corporation in the outstanding principal amount of $65,965.73.

SCHEDULE 4

PERMITTED ENCUMBRANCES

“Permitted Encumbrances” means (A) exceptions to title set forth in the title insurance policy delivered to the Bank on the date of issuance and delivery of the Bonds including the liens securing the Existing Bonds; (B) the Agency Mortgage; (C) the Sale Agreement; (D) the Pledge and Assignment; (E) utility, access and other easements and rights-of-way, restrictions and exceptions that do not materially impair the utility or the value of the property affected thereby for the purposes for which it is intended; (F) mechanics’, materialmen’s, warehousemen’s carriers’ and other similar liens to the extent permitted by Section 6.8 of the Sale Agreement; (G) liens and encumbrances that are approved in writing by the Bank; and (H) liens for taxes not yet delinquent.